Exhibit 10.23b

FIRST AMENDMENT TO

LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

(Perfexion on site upgrade to ELEKTA ESPRIT)

This FIRST AMENDMENT TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this "First Amendment") is dated effective as of April 18, 2023 (the "Effective Date”) and is entered into by and between GK FINANCING, LLC, a California limited liability company ("GKF"), and THE METHODIST HOSPITALS, INC, an Indiana non-profit corporation (''Hospital”) at 600 Grant Street, Gary, Indiana 46402.

Recitals:

A.         On May 8, 2018, GKF and Hospital entered into a certain equipment Lease Agreement for A Gamma Knife PERFEXION (“Lease”).

B.         Hospital, and Elekta, Inc. entered into a Leksell Gamma Knife End User Agreement last executed on May 8, 2018 (“End User Agreement”), as attached in Exhibit B.

C.         Hospital and GKF desire to amend the Lease to provide for the upgrade of the existing Leksell Gamma Knife Perfexion unit (the “Perfexion”) that is currently being leased by GKF to Hospital pursuant to the Lease, with a Leksell Gamma Knife – Esprit upgrade package (Exhibit A), (such Esprit unit leased hereunder is referred to herein as the “Esprit” or the “Equipment”), which will be upgraded at the existing Site at which the Perfexion is currently installed.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.    Upgrade of the Perfexion to the Esprit. Elekta, Inc. has agreed to sell the Esprit onsite upgrade package as defined on Exhibit A to GKF to be leased to Hospital pursuant to the Lease, as amended. In accordance with Section 9 of the Lease and subject to the terms and conditions set forth herein, GKF shall acquire and hold title to the Esprit, which shall be used by Hospital at the Site.

2.1         The existing End User Agreement shall remain in full force, provided however, the End User Agreement shall be modified as follows: (a) the definition of LGK is modified so that Exhibit A shall be the same as Exhibit A attached to this First Amendment; (b) LGP Software shall mean the dose planning software described in the Specifications for the Esprit, with a copy of such Specifications provided to Hospital prior to installation of the Esprit; (c) the term provided in Section 8.5 shall match the Lease, as extended by this First Amendment; and (d) the Software License described in Exhibit D shall be applicable to the Esprit upgrade software requirements. The current Elekta End User Agreement is attached for the Hospital to suggest changes directly with Elekta.

2.1    User License. The following shall replace subparagraph 4.1 of the Lease: Hospital shall apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to install and operate the Esprit and to take possession of and maintain the Cobalt supply required in connection with the use of the Esprit during the term of the Lease. It is anticipated by Hospital that no additional fee shall be assessed against Hospital for the User License, Cobalt or Cobalt source as a result of the Esprit upgrade. Hospital also shall apply for and obtain in a timely manner all other licenses, permits, approvals, consents, and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term. Upon request, the Hospital shall provide GKF with true and correct copies of any and all such licenses, permits, approvals, consents and authorizations.

2.2    Delivery of Equipment; Site. The following shall replace subparagraph 5.1 of the Lease: GKF shall coordinate with Elekta and Hospital to have the Esprit upgrade package delivered to Methodist Merrillville South Lake Campus, 8701 Broadway, Merrillville, IN 46410 (the “Site”) on a delivery date agreed upon in writing by GKF, Hospital and Elekta. The location of the Site shall be the current Perfexion suite. Subject to availability of the Esprit from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction of the Site, the estimated delivery date is on or around September/October 2023, subject to execution of this Amendment on/or before April 15, 2023. GKF makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof. The parties acknowledge that the Hospital may not be able to perform Procedures for approximately 3 - 4 weeks during the Esprit Upgrade.

2.3    Site Preparation and Installation of Equipment. The following shall replace Paragraph 6 of the Lease:

(a)    GKF, in coordination with Elekta and/or its turnkey solutions provider, H&H Design Build, and at its cost and expense, shall prepare all plans, specifications and site planning criteria (collectively the “Site Planning Criteria”) required to prepare, construct, and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) shall be approved by Hospital, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the Site Planning Criteria; and (iii) to the extent required by applicable law, shall be submitted to all state and federal agencies for their review and approval. GKF, at its cost and expense, shall obtain all permits, certifications, approvals, or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site as provided above.

(b)    GKF, at its cost and expense, prepare, construct, and improve the Site as necessary for the installation, use and operation of the Esprit during the Term (as extended herein), including, without limitation, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, Hospital, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment.

(c)    In addition to construction and improvement of the Site, GKF, at its cost and expense, shall be responsible for the installation of the Esprit upgrade package, in compliance with the Site Planning Criteria.

(d)    During the Term (as extended herein), the Hospital, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear expected.

(e)    Upon request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of subordination, attornment and non-disturbance or other documentation if such a document is reasonably requested by the third-party financing company which holds a security interest in the Esprit.

2.4    Hospital Personnel and Services. Upon request and as required by GKF, Hospital, at Hospital’s cost and expense, shall provide GKF with Hospital personnel (including Hospital’s physicists) and services, including security, in connection with the Esprit installation, among other things, to oversee, supervise and assist with construction and compliance with local, state, and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Esprit. The hospital shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Esprit Upgrade. Notwithstanding anything to the contrary set forth herein, the Esprit Upgrade shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, and consents and authorizations, (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense. The actual purchase of the Esprit from third parties shall be the responsibility of GKF.

2.5    Training. GKF, at its cost and expense, shall cover the Esprit training tuition costs for those Hospital-credentialed physicians and physicists who will be using the Esprit. Any travel and entertainment associated with training shall not be the responsibility of GKF.

2.6    Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests, Hospital shall have five (5) business days to review and validate the results of the Acceptance Tests to confirm that the Esprit meets the manufacturer’s specifications and documentation. If the Hospital fails to respond within such five (5) business day period, Hospital may request a five (5) business day extension to validate and confirm the results of the Acceptance Tests. At the expiration of the five (5) business day period, plus any extension, if applicable, the Hospital’s failure to respond shall constitute Hospital’s validation and confirmation of the Acceptance Tests.

2.7    Warranty. Upon completion of the Esprit package upgrade, a full twelve (12) month warranty, starting from signed acceptance test or first clinical use, whichever occurs first, for the complete Esprit system at the Site. This shall include all parts and labor but not include any new function or feature not included as part of this Esprit on upgrade as describes in attached A.

3.    No Ownership Interests. Hospital shall have no ownership interest (or option to purchase any ownership interest) in the Esprit, and Hospital hereby waives any ownership interest (or option to purchase any ownership interest) in the Esprit.

4.    Extension of Lease Term. In consideration of GKF’s agreement to perform the Esprit Upgrade, the Gamma Knife Service Term (or “Term”) is hereby extended five (5) years to end on January 15, 2034.

5.    Compensation.

5.1    The parties acknowledge that the compensation payable to GKF for the Esprit shall remain as set forth in Paragraph 8 of the Lease. Such compensation as incorporated into this First Amendment has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Esprit, Hospital’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Esprit, and the provision to GKF of a reasonable rate of return on its investment in support of the Esprit. Based thereon, the parties believe that the Lease Payments represent fair market value for the use of the Esprit, the Esprit Upgrade, maintenance and service, personal property taxes, cost of insurance coverage for the Esprit, and the other additional services and costs to be provided or paid for by GKF pursuant to this First Amendment and taking into account the Hospital’s payment pursuant to Section 8 in the Lease. Hospital undertakes no obligation to perform any minimum number of procedures on the Esprit, and the use of the Esprit for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

5.2    As part of the cost reporting process or otherwise, Hospital may be obligated to report and provide information concerning any discounts, rebates, or other price reductions provided under this Agreement pursuant to 42 U.S.C. § 1320a-7b(b)(3)(A) (the discount exception to the Anti-Kickback Law) and/or 42 C.F.R. § 1001.952(h)(the discount safe harbor to the Anti- kickback Law), or other federal or state laws. Hospital hereby acknowledges its legal obligations to fully and accurately report the discounts, rebates and/or other price reductions it receives under this Agreement per these authorities. GKF agrees to fully and accurately report any discounts on the relevant invoice, coupon or statement submitted to Customer, as applicable.  Each party shall retain this Agreement and any other documentation of discounts, rebates, or other price reductions and shall make such information available to federal or state health care programs as required by law.

6.    Full Force and Effect. Except as amended by this First Amendment, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this First Amendment, represent the entire agreement of the parties with respect to the Esprit and its use by Hospital. Unless the context requires otherwise, with respect to the Esprit, all references in the Lease to (i) the “Agreement” shall be deemed to refer to the Lease, as amended by this First Amendment; (ii) the “Equipment” shall be deemed to mean the Esprit and where appropriate, Perfexion; (iii) “Installation” shall be deemed to refer to the Esprit Upgrade; (iv) the “Agreement” shall be deemed to refer to the Lease as amended by this First Amendment; (v) the “Site” shall be deemed to refer to the Site; and (vi) the “Term” shall be deemed to refer to the Term, as extended pursuant to this First Amendment. To the extent any of the terms of the Lease conflict with the terms of this First Amendment, the terms and provisions of this First Amendment shall prevail and control. Where not different or in conflict with the terms and provisions of this First Amendment, all applicable terms and provisions set forth in the Lease are incorporated within this First Amendment as is if set forth herein and shall apply with equal force and effect to the Esprit. Nothing set forth in this First Amendment shall relieve either party from any or all of its obligations under the Lease and incurred prior to the start of installation of the Esprit with respect to the Perfexion, including, without limitation, the obligation to pay Lease Payments and the service, insurance and property tax expenses associated with the Perfexion.

[Signatures continued on next page]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment as of the day first written above.

GKF: GK FINANCING, LLC By: /s/Craig K. Tagawa Name: Craig K. Tagawa Title: CEO Dated: April 18, 2023	Hospital: THE METHODIST HOSPITALS, INC By: /s/ Matthew Doyle Name: Matthew Doyle Title: President and CEO Dated: April 18, 2023

Exhibit “A”

ESPRIT UPGRADE PACKAGE

See attachment

Attachment B

Elekta Perfexion End User Agreement currently in place